Exhibit 107
CALCULATION OF FILING FEE TABLES
SC 13E-3
(Form Type)

COOL COMPANY LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

Line Item Type	Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$ 213,477,073.87 (1) (2)	0.0001381	$ 29,481.18(3)
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	$ 213,477,073.87
Total Fees Due for Filing			$ 29,481.18
Total Fees Previously Paid			0.00
Total Fee Offsets			0.00
Net Fee Due			$ 29,481.18

Capitalized terms used below but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of September 28, 2025, by and among Cool Company Ltd., Bounty Ltd, EPS Ventures Ltd. and Apex Merger Sub Ltd.

(1)
Aggregate number of securities to which transaction applies: As of October 29, 2025, the maximum number of Company common shares to which this Transaction applies is estimated to be 22,910,747, which consists of:

(a)	21,513,639 Company common shares (other than the Company common shares held by the EPS Filings Persons and their affiliates, the Treasury Shares and any Dissenting Shares);

(b)	1,088,932 Company common shares underlying Company Options that have a per share exercise price that is less than $9.65; and

(c)	308,176 Company common shares underlying outstanding Company RSU Awards.

(2)
Per unit price or other underlying value of the Transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 29, 2025, the underlying value of the Transaction was calculated based on the sum of:

(a)
the product of 21,513,639 Company common shares (other than the Company common shares held by the EPS Filings Persons and their affiliates, the Treasury Shares and any Dissenting Shares) and the per share Merger Consideration of $9.65;

(b)
the product of (i) 1,088,932 Company common shares underlying Company Options that have an exercise price per share that is less than $9.65 and (ii) $2.66 (which is the difference between the per share Merger Consideration of $9.65 and the weighted average exercise price per share of such Company Options of $6.99); and

(c)	the product of 308,176 Company common shares underlying outstanding Company RSU Awards and the per share Merger Consideration of $9.65.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.0001381.